Exhibit 99.1

China Housing & Land Development, Inc.
--------------------------------------------------------------------------------
6 Youyi Dong Lu, Han Yuan 4 Lou o
Xi'an Shaanxi o P.R. China 710054 o
www.chldinc.com


News release of financial results for the First Quarter 2008 o released May 14, 2008



FOR IMMEDIATE RELEASE

China Housing & Land Development reports financial results for the first quarter 2008

Total revenues down 42 percent, net income down 94 percent, which is consistent with the nature of the real estate development business.

Special message about the Sichuan earthquake of May 12, 2008

Xi'an, China - May 14, 2008 - Mr. Pingji Lu, chairman and chief executive officer of China Housing & Land Development, Inc., said, "We extend our heartfelt sympathy to all those who were affected by the earthquake and aftershocks that hit in the Sichuan province on May 12. To aid in the recovery, China Housing is donating 1 million renminbi to the earthquake relief effort, and employees of the company are also making additional individual contributions.

"Here in Xi'an, we experienced a far weaker quake, since we are several hundred miles from the epicenter. With every natural disaster, we are reminded of the enormous power of nature. As we design, engineer, and construct our communities and buildings, we take very seriously our responsibility to respect and anticipate, to the best of our ability, the potentially huge energy forces that may stress our products during their long lives.

"Naturally, we wanted to know how every building we have constructed performed, so we have inspected each one to answer two fundamental questions. First, how did the buildings and facilities perform during the earthquake and aftershocks? This of course is primarily to see if there are further lessons that can be learned as we look back at the decisions made and actions taken in creating each building. More important and pressing is the second question, do any of them have any immediate safety issues after experiencing the earthquake forces? In our inspections, we found no safety issues and no significant effects to our buildings. We also inspected our construction currently in progress and found no problems there, either.

"So far, we seem to be anticipating the mechanical, fluid dynamics, and other consequences of earthquakes. But the largest massive quakes with very destructive wave motions and very high energy levels may still be beyond humankind's ability to engineer and to construct buildings that can prevent all human injury and physical damage . Those very high forces are too great and our best materials too weak to protect us completely. In doing our work, we will continue to strive to create the best protection we can, so that at least some people may be spared the devastation, injury, and death similar to what the citizens of the Sichuan province started to experience on May 12.

"Thank you in advance for contributing whatever you can to the relief effort for the victims of earthquake in Sichuan province. We wish you good health, safety, and happiness."

Review of the results for the first quarter 2008

Highlights of the First Quarter 2008

     o Total revenues were $4,746,638, a decrease of 42.09 percent from $8,196,197 in the first quarter 2007.

     o Net income was $47,686, a decrease of 93.98 percent from $792,502 in the first quarter 2007.

     o Basic earnings per share were $0.00 per share, a 100.00 percent decrease from $0.04 per share in the first quarter 2007.

     o Diluted earnings per share were $(0.01) per share, a 125.00 percent decrease from $0.04 per share in the first quarter 2007.

     o    Cash flow from operating activities used $3,527,844, a decrease of
          793.63 percent from the first quarter 2007.

     o Cash flow from investing activities consumed $245,617, which was 15.07 percent less than was consumed in the first quarter 2007.

     o Cash flow from financing activities provided $15,961,385, up 3,887.1 percent from the first quarter 2007.

     o    The increase in cash for the first quarter was $12, 187,924.

     o Net debt as a percentage of total capital was 25.19 percent at March 31, 2008 compared with 27.79 percent on December 31, 2007.

Xi'an, China - May 14, 2008 - China Housing & Land Development, Inc., (OTC BB:
CHLN through May 15, 2008; NASDAQ: CHLN starting May 16, 2008) reported that net income for the first quarter 2008 decreased 93.98 percent to $47,686 from $792,502 in the first quarter 2007, and earnings per diluted share decreased
125.00 percent to $(0.01) per share in the first quarter 2008 from $0.04 per diluted share in the first quarter 2007.

Mr. William Xin, chief financial officer of China Housing & Land Development, Inc., said, "Revenues for our real estate development business in the past have been reported only when each project has been completed. To better reflect our operating activity, this quarter we adopted the percentage of completion method of accounting for our housing projects, and we have restated the first quarter of 2007 so that both first quarters are comparable. That method, of course, does not apply to the land phase of our real estate development business, which will continue to be reported when transactions have been completed.

Mr. Pingji Lu, chairman and chief executive officer of China Housing & Land Development, Inc., continued, "We operate our business using very detailed plans for each project, so we know every milestone and our precise progress, as well as the tasks ahead. That gives us good confidence in using the percentage of completion method to report revenues in accordance with generally accepted accounting principles.

Mr. Lu added, "You are probably interested our market. The Xi'an real estate market continues to be strong, with demand for housing still exceeding available supply. Real estate revenues for housing in greater Xi'an increased 76.2 percent in the first quarter of 2008 compared with the first quarter of 2007. In the first quarter of 2008, average housing prices for units sold (the owners took possession) in greater Xi'an increased 14.3 percent compared with the first quarter of 2007. The average square footage for housing sold in greater Xi'an during the first quarter 2008 increased 7.1 percent from the first quarter of 2007. We do not see a housing bubble in the greater Xi'an market."

Mr. Lu explained, "Our growth factors continue to be valid. The eight factors that will drive our growth in the next decade are 1) the continuing migration from rural to urban areas as people seek higher incomes and greater wealth, 2) China's "Go West" policy that encourages people to move from the high-density cities on China's eastern coast to growing regions like Xi'an, 3) China's continuing double-digit economic growth, 4) the development of new technology companies in the region, 5) multinational corporations that are choosing our area for their Chinese headquarters, 6) Xi'an's affordability and attractiveness as a vibrant second-tier city with an ancient heritage, 7) Xi'an's city-center tourism redevelopment plan that will move 450,000 citizens from the inner city to the outer regions of the city, and more specifically, 8) our operations in the Baqiao area eight kilometers east of the Xi'an city center. In the Baqiao housing and land development project, we are responsible for the creation of infrastructure, and the creation and sale of housing, commercial, and industrial facilities within our 487 acres."

"All in all, our market remains healthy, and we are pleased with our progress."

Mr. Lu added, "Our strategy and actions continue to advance in the Baqiao project. We are in the midst of creating co-development relationships with other companies for both land improvement and residential and commercial design and construction, which will to reduce our cash requirements for project development, further assure the project's completion and success, and increase the project's visibility.

"We believe that co-development and co-joint ventures will create and capture more value added from the Baqiao project for us, by leveraging our resources through others and sharing the risks. Although the project started for us initially as purely a land sales opportunity when we took over the project, it quickly has evolved into a logical set of development designs, phases, and actions that can be accomplished best through co-development, co-joint ventures, and partnering."

Listing on NASDAQ

China Housing & Land Development also announced that its common stock would begin trading on the Nasdaq Capital market on May 16, 2008 using the ticker symbol CHLN.

The stock's last trading day on the OTC Bulletin Board will be May 15, 2008.

Mr. William Xin, chief financial officer of China Housing & Land Development, explained, "China Housing & Land Development will be the first and so far only Chinese real estate development company to be traded on NASDAQ.

He continued, "March 16th will be a wonderful day for China Housing, since trading on NASDAQ will increase our visibility and should create higher trading volumes and increased liquidity for shareholders, as well as further enhance our ability to pursue potential opportunities as we deliver attractive results for our shareholders. We are very pleased to be on NASDAQ."

First quarter 2008 results

Adoption of the percentage of completion method of accounting

In the first quarter, the company adopted the percent completion method of accounting for its housing projects.

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, "Accounting for Sales of Real Estate." Profit from the sales of development properties, less 5 percent business tax, is recognized by the percentage of completion method on the sale of individual units when all the following criteria are met:

     a.   Construction is beyond a preliminary stage.
     b. The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit or interest.
     c. Sufficient units have already been sold to assure that the entire property will not revert to rental property.
     d.   Sales prices are collectible.
     e.   Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds shall be accounted for as deposits until the criteria are met.

Under the percentage of completion method, revenues from condominium units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

Revenues

Net revenues for the first quarter 2008 were $4,746,637, a decrease of 42.09 percent from $8,196,197 in the first quarter 2007.

Looking at revenues by our major projects, Project Tsining-24G revenues in the first quarter 2008 decreased 102.04 percent to $(145,931) compared with $7,128,387 in the first quarter of 2007. The revenue decrease was due to the 24G project being completed and sold during 2007. Three disputed units were returned from customers in the first quarter of 2008, which resulted in the negative revenue in the first quarter 2008.

Project Tsining JunJing I revenues in the first quarter 2008 grew 676.45 percent to $4,206,958 from $541,817 in the first quarter 2007 because we sold multiple floors in one building for a hotel business in the project in March 2008.

Revenues in the first quarter 2008 for Additional projects decreased 67.73 percent and totaled $121,122 compared with $375,372 in the first quarter of 2007. Additional projects principally included small projects. The increase in Additional projects revenues in the first quarter 2008 was due primarily to the sale of an occupied residential-commercial building and the sale of several units in the company's older projects.

The Baqiao infrastructure construction project generated revenues of $328,181 in the first quarter 2008 compared with no revenue in the first quarter 2007. The company acquired the infrastructure construction project in March 2007, and the first revenues occurred in the fourth quarter of 2007. The revenues in the first quarter 2008 were interest income generated from investing, and continued river management and suburban planning for the entire Baqiao high-technology industrial park.

Revenue by project                     3 months ended      3 months ended
 (US$ in millions)                     March 31, 2008      March 31, 2007
------------------                     --------------      --------------
Projects

Tsining-24G                              $ (0.1)                 $ 7.1
Tsining JunJing I                           4.2                    0.5
Additional projects                         0.1                    0.4
Baqiao infrastructure construction          0.3                    0.0
                                         ------                 ------
Sales of properties                       $ 4.5                  $ 8.0


Other income in the first quarter 2008 increased 47.85 percent to $222,692 from $150,621 in the first quarter 2007 primarily due to a property clean-up project performed in first quarter 2008.

Cost of sales

The cost of sales in the first quarter 2008 decreased 62.14 percent to $2,367,112 compared with $6,251,458 in the first quarter 2007. The lower cost of sales was primarily due to the absence of the Tsining-24G project's cost of sales that were recognized when the project was sold in the first quarter 2007.

Gross profit margin

Gross profit in the first quarter 2008 was $2,379,525, up 22.36 percent from $1,944,739 in the first quarter 2007. The gross profit margin for the first quarter 2008 was 50.13 percent compared with 23.73 percent for the first quarter 2007. The increases in gross profit and gross profit margin were primarily due to the sale of commercial-and-apartment buildings in the first quarter 2008 that had higher profit margins than the residential buildings sold in the first quarter of 2007.

Selling, general, and administrative expenses

Selling, general, and administrative expenses in the first quarter 2008 increased 130.61 percent to $1,148,601 from $498,079 in the first quarter 2007. The higher selling, general, and administrative expenses in the first quarter 2008 were due primarily to the selling expenses for the new Tsining JunJing II project, for which the sales effort began in the fourth quarter of 2007.

Other expenses

Other expenses in the first quarter 2008 decreased 51.23 percent to $15,910 compared with $32,619 in the first quarter 2007. The first quarter 2008 decline was primarily due to the 2008 absence of the expenses in the first quarter 2007 associated with the normal added finishing in the Tsining JunJing I and Tsining-24G projects desired by the customers to reach final satisfaction.

Operating profit and operating profit margin

Operating profit in the first quarter 2008 decreased 14.08 percent to $1,215,014 from $1,414,041 in the first quarter 2007 due primarily to the absence of profits from the Tsining-24G sold in the first quarter of 2007 and the higher selling expenses for the new Tsining JunJing II project in the first quarter of 2008.

The operating profit margin increased to 25.60 percent in the first quarter 2008, compared with 17.25 percent in the first quarter 2007, primarily due to the higher profit margins on the commercial-and-apartment buildings sold in the first quarter of 2008, compared with the profit margins on the residential buildings sold in the first quarter of 2007.

Interest Expense

Interest expense in the first quarter 2008 increased 111.51 percent to $439,673 from $207,876 in the first quarter 2007. The increase in the first quarter 2008 was due primarily to the 2007 and 2008 financings associated with the purchase in March 2007 of the company that owned the exclusive right to develop the Baqiao project and perform the related infrastructure construction. The financings included the issuance of common stock and warrants in December 2007 and the issuance of convertible debt and warrants in January 2008.

Change in fair value of warrants

In 2006, 2007, and 2008 the company issued warrants in conjunction with the issuance of common shares, warrants, or convertible debt. The warrants permit the shareholders to buy additional common shares at the prices specified in the warrant agreements. In the first quarter 2008, shareholders exercised a total of 1,870 warrants to buy a total of 1,870 common shares. When a shareholder exercises a warrant to buy common shares, typically only when the stock price is higher than the warrant exercise price, the shareholder covers the exercise price and company covers the balance of the value to provide the common shares. In addition, in the first quarter 2008, the company was required to estimate the fair value of its remaining warrants outstanding, and it chose to use the Cox-Ross-Rubinstein Binomial Lattice valuation model to estimate their fair value.

The change in fair value of warrants of $(9,489) in the first quarter 2008 consisted of (a) the cost to the company of the warrants issued in 2008, (b) a result of the exercise of warrants in February 2008, and (c) the periodic adjustment to the estimated cost to the company to provide the common shares, assuming that all the warrants will be exercised sometime in the future. The basis for estimating the cost to provide those common shares was provided by the valuation model.

Provision for income taxes and the effective income tax rate

The effective tax rates for the years 2008 and 2007 were 85.49 percent and 34.30 percent, respectively. The primary reason for the higher effective tax rate was that the Change in fair values of embedded derivatives and warrants could not be deducted from the income before income taxes. The China government changed the income tax rate from 33 percent to 25 percent, effective January 1, 2008.

Net income

Net income in the first quarter 2008 decreased 93.98 percent to $47,686 from $792,502 in the first quarter 2007. The decrease in net income was due primarily to four reasons. The first reason was lower net revenues, because most of the housing units in the finished projects had already been sold prior to the first quarter 2008, so only a few units were available to be sold during the first quarter of 2008. The new Tsining JunJing II project was not yet able to generate revenues because it was still being constructed. Second, the company incurred selling expenses for the new Tsining JunJing II project, for which the sales effort began in the fourth quarter of 2007. Third, the company issued convertible debt and warrants in January 2008, which required higher interest expense during the first quarter 2008, a $171,683 accretion expense on the convertible debt during the first quarter 2008, a $284,511 change in fair value of embedded derivatives as of March 31, 2008, and a $9,389 net reduction to the change in fair value of warrants as of March 31, 2008. The fourth reason was the higher provision for income taxes explained above.

Basic and diluted earnings per share

Basic earnings per share were $0.00 for the three months ended March 31, 2008, down 100.00 percent from $0.04 for the three months ended March 31, 2007. Diluted earnings per share were $(0.01) for the three months ended March 31, 2008, down 125.00 percent from $0.04 for the three months ended March 31, 2007. The basic and diluted earnings per share were both $0.04 for the three months ended March 31, 2007 because the warrants were anti-dilutive.

Common shares used to calculate EPS

The weighted average shares outstanding used to calculate Basic earnings per share were 30,142,565 shares for the first quarter 2008 and 20,669,223 shares for the first quarter 2007.

The weighted average shares outstanding used to calculate Diluted earnings per share were 30,230,664 shares for the first quarter 2008 and 20,699,223 shares for the first quarter 2007.

The increases in the weighted average shares outstanding used to calculate basic and diluted earnings per shares for the first quarter 2008 compared with the first quarter 2007 were due to the common shares and warrants issued in December 2007 and the convertible debt and warrants issued in January 2008.

Gain on foreign exchange

The company operates in China and accounts in the Chinese renminbi but reports its financial results in U.S. dollars, based on the exchange rates of the two currencies. During 2008, the renminbi appreciated in value against the U.S. dollar, which when translating the operating results and financial positions at different exchange rates, created the accrued gain on foreign exchange.

Cash flow

Cash flow from operating activities for the three months ended March 31, 2008 decreased 793.63 percent to $(3,527,844) from the first quarter 2007, primarily due non-cash proceeds from the sales of real estate and deposit on land use rights.

Cash flow from investing activities in the first quarter 2008 consumed $245,617, which was 15.07 percent less than was consumed in the first quarter 2007, primarily due to the absence of the first quarter 2007 purchases of buildings, equipment, and automobiles.

Cash flow from financing activities in the first quarter 2008 provided $15,961,385, up 3,887.05 percent from the first quarter 2007, primarily due to the issuance of convertible debt and warrants in the first quarter of 2008, partly offset by payments on loans payable to New Land's previous shareholders during the first quarter 2008.

As a result of the above cash flow changes from operating, investing, and financing activities, the increase in cash for the first quarter 2008 was $12,187,924 compared with $(126,311) for the first quarter 2007.

Debt leverage

Total debt outstanding as of March 31, 2008 was $38,526,000 compared with $27,922,125 on December 31, 2007. Net debt outstanding (total debt less cash) as of March 31, 2008 was $23,487,270 compared with $25,469,759 on December 31, 2007. The company's net debt as a percent of total capital (net debt plus shareholders' equity) was 25.19 percent on March 31, 2008 and 27.79 percent on December 31, 2007. The decrease in net debt as a percent of total capital was primarily due to the issuance of convertible debt and warrants in January 2008 and payments on loans payable to New Land's previous shareholders in January 2008.

Total debt consists of the sum of the balance sheet lines titled payable to original shareholders, loans payable to New Land's previous shareholders, loans from employees, loans payable, and convertible debt.


About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of Shaanxi province in China, China Housing & Land Development, Inc., is a leading private developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of commercial and residential real estate properties through its wholly-owned subsidiary in China, since 1992.

In 2006, China Housing & Land Development became a U.S. publicly traded company registered in the state of Nevada in the U.S.A. By leveraging its strong relationships with China's local state authorities, China Housing & Land Development, Inc., has been able to capitalize on the supply of available land and develop residential and commercial properties, further enhancing China Housing's brand recognition and outperforming its competitors in medium size residential and commercial real estate developments in the region of Xi'an.

Conference call and webcast

China Housing & Land Development will webcast its earnings conference call at 8:00 a.m. eastern daylight time (U.S.A.) on Friday, May 16, 2008. A live audio broadcast of the conference call will be available on the investor relations page of the company's website at www.chldinc.com.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in the attachments is as of May 14, 2008, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.

                                     # # #

China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

Contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86  29.8258.2632 in Xi'an  o  jinglu@chldinc.com

William Xin, Chief Financial Officer
+86  150.9175.2090 in Xi'an
+1  917.371.9827 in San Francisco  o  william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86  139.1141.3520 in Beijing  o  tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1  212.618.1978 in New York  o  kli@christensenir.com

Financial statements follow.



              China Housing & Land Development Inc. and Subsidiary
                           Consolidated Balance Sheets
                   As of March 31, 2008 and December 31, 2007

                                                                         March 31,    December 31,
                                                                           2008           2007
                                                                       ------------   ------------
                                                                        (Unaudited)    (Unaudited)
                                                                       ------------   ------------
Assets                                                                                         USD
   Cash                                                                $ 14,933,102   $  2,351,015
   Cash - restricted                                                        105,627        101,351
   Accounts receivable, net of allowance for doubtful
      accounts of $98,323 and $94,514, respectively                      12,740,498     12,107,882
   Other receivables, prepaid expenses and other assets                     660,134        567,308
   Notes receivable, net                                                  3,828,787        947,918
   Real estate
      Finished projects                                                  14,697,711     16,130,130
      Construction in progress                                           28,625,865     24,856,801
                                                                       ------------   ------------
        Total real estate held for development or sale                   43,323,576     40,986,931
                                                                       ------------   ------------

   Property and equipment, net                                            6,160,749      5,707,012
   Assets held for sale                                                  13,430,748     12,910,428
   Advance to suppliers                                                   2,459,543      2,071,549
   Deposits on land use rights                                           32,062,120     29,694,103
   Deferred financing cost                                                  742,265         55,451
   Intangible assets, net                                                50,148,499     48,205,697
                                                                       ------------   ------------
        Total assets                                                   $180,595,648   $155,706,645
                                                                       ============   ============

Liabilities
   Accounts payable                                                    $  9,173,114   $  9,311,995
   Advances from customers                                                5,923,646      5,258,351
   Accrued expenses                                                       2,033,774      1,903,451
   Payable to original shareholders                                       8,849,820     11,413,229
   Income and other taxes payable                                        24,096,765     22,711,981
   Other payables                                                         4,282,280      3,881,137
   Loans from employees                                                   2,162,420      2,388,862
   Loans payable                                                         14,689,104     14,120,034
   Deferred tax                                                          16,549,005     15,907,880
   Warrants liability                                                     6,035,306      2,631,991
   Fair value of embedded derivatives                                     4,211,886
   Convertible debt                                                      12,824,655
                                                                       ------------   ------------
      Total liabilities                                                 110,831,775     89,528,911
                                                                       ------------   ------------

Shareholders' equity
   Common stock: $.001 par value, authorized 100,000,000 shares              30,144         30,142
      issued and outstanding 30,143,757 and 30,141,887, respectively
   Additional paid in capital                                            28,391,500     28,381,534
   Statutory reserves                                                     2,885,279      2,885,279
   Retained earnings                                                     30,412,841     30,365,156
   Accumulated other comprehensive income                                 8,044,109      4,515,623
                                                                       ------------   ------------

      Total shareholders' equity                                         69,763,873     66,177,734
                                                                       ------------   ------------

        Total liabilities and shareholders' equity                     $180,595,648   $155,706,645
                                                                       ============   ============



              China Housing & Land Development Inc. and subsidiary
        Consolidated Statements of Income and other comprehensive income
               For the three months ended March 31, 2008 and 2007



                                                       For the three months ended
                                                         March 31,      Marh 31,
                                                      ------------   ------------
                                                           2008           2007
                                                      -----------    ------------
                                                      (Unaudited)      (Unaudited)
                                                      ------------    ------------
U.S. Dollars

Revenue
       Sale of properties                             $  4,523,945    $  8,045,576
       Other income                                        222,692         150,621
                                                      ------------    ------------
                  Total revenue                          4,746,637       8,196,197
                                                      ------------    ------------

Costs and expenses
       Cost of properties s and land                     2,367,112       6,251,458
       Selling, general and administrative expenses      1,148,601         498,079
       Other expense                                        15,910          32,619
       Interest expense                                    439,673         207,876
       Accretion expense on convertible debt               171,683
       Change in fair value of embedded derivatives        284,511
       Change in fair value of warrants                     (9,489)
                                                      ------------    ------------
                  Total costs and expense                4,418,001       6,990,032
                                                      ------------    ------------

Income before provision for income taxes                   328,636       1,206,165

Provision for income taxes                                 280,951         413,663
                                                      ------------    ------------

Net income                                                  47,685         792,502

Gain (loss) on foreign exchange                          3,047,864         253,357
                                                      ------------    ------------

Comprehensive income                                  $  3,095,549    $  1,045,859
                                                      ============    ============

Weighted average shares outstanding
    Basic                                               30,142,565      20,669,223
                                                      ============    ============
    Diluted                                             30,230,664      20,669,223
                                                      ============    ============
Earnings per share
    Basic                                             $       0.00    $       0.04
                                                      ============    ============
    Diluted                                           $      (0.01)   $       0.04
                                                      ============    ============



              China Housing & Land Development Inc. and subsidiary
                       Consolidated Statement of Cash Flow
               For the three months ended March 31, 2008 and 2007



                                                            For the three months ended
                                                             March 31,      Marh 31,
                                                            ----------     -----------
                                                               2008           2007
                                                            -----------    -----------
                                                            (Unaudited)    (Unaudited)
 U.S. Dollar                                                -----------    -----------

Cash flows from operating activities:
Net income                                                       47,685        792,502
Adjustments to reconcile net income to cash
     provided by (used in) operating activities:
         Allowance for bad debt                                      --        512,654
         Depreciation                                            93,821        169,861
         Amortization on deferred financing costs                28,458             --
         Loss on disposal of fixed assets and inventory              86            472
         Issuance of stock for investor relations fees
         Amortization of stock issued for investor
           relations fees                                            --         32,850
         Gain on sales of investment
         Change in fair value of warrants                        (9,489)            --
         Change in fair value of embedded derivatives           284,511             --
         Accretion expense on convertible debt                  171,683             --
         Non-cash proceeds from sales                        (2,851,908)            --
     (Increase) decrease in assets:
         Accounts receivable                                   (141,670)       401,374
         Real estate                                           (670,715)     5,097,643
         Advance to suppliers                                  (298,253)    (4,691,540)
         Deposit on Land use rights                          (1,147,224)            --
         Other receivable                                       (12,024)      (388,692)
     Increase (decrease) in liabilities:
         Accounts payable                                      (503,618)       170,026
         Advances from customers                                444,062       (913,140)
         Accrued expense                                        337,253       (274,003)
         Other payable                                          239,699       (734,292)
         Income and other taxes payable                         459,799        332,894
                                                            -----------    -----------
            Net cash provided by (used in)
               operating activities                          (3,527,844)       508,609
                                                            ===========    ===========

Cash flows from investing activities:
     Change in restricted cash                                     (188)      (102,718)
     Purchase of buildings, equipment and automobiles          (313,056)        (1,891)
     Proceeds from sales of fixed assets                             14             --
     Notes receivable                                            67,613       (108,838)
     Payments to acquire subsidiary, net of cash received
                                                            -----------    -----------
            Net cash provided by (used in)
               investing activities                            (245,617)      (213,447)
                                                            ===========    ===========

Cash flows from financing activities:
     Net proceeds from issuance of convertible debt          19,230,370             --
     Loan proceeds                                                   --        645,050
     Payments on loans                                               --     (1,457,813)
     Repayments on employee loans                              (470,781)            --
     Proceeds from employee loans                               154,688        391,290
     Loans from original shareholders                        (2,961,307)            --
     Proceeds from issuance of common stock and warrants          8,415             --
                                                            -----------    -----------
            Net cash provided by financing activities        15,961,385       (421,473)
                                                            ===========    ===========

Increase in cash                                             12,187,924       (126,311)

Effects on foreign currency exchange                            394,163          3,865

Cash, beginning of period                                     2,351,015        379,633

Cash, end of period                                          14,933,102        257,187




              China Housing & Land Development Inc. and subsidiary
                 Consolidated Statements of Shareholders' equity
         For the three months ended March 31, 2008, 2007, 2006, and 2005


                                                        Common Stock           Additional
                                                ---------------------------     paid in       Statutory
                                                   Shares        Par Value      capital       reserves
                                                ------------   ------------   ------------   ------------
Balance, December 31, 2004                        20,000,000   $     20,000   $  5,442,798   $    523,538

 Net Income                                               --             --             --             --
 Adjustment to statutory reserve                          --             --             --        710,640
 Foreign currency translation adjustment                  --             --             --             --
                                                ------------   ------------   ------------   ------------
Balance, December 31, 2005                        20,000,000   $     20,000   $  5,442,798   $  1,234,178
                                                ------------   ------------   ------------   ------------

 Common stock issued for cash at $3.25               619,223            619      1,749,802             --
 Net Income                                               --             --             --             --
 Adjustment to statutory reserve                          --             --             --        915,960
 Capital contribution receivable                          --             --             --             --
 Foreign currency translation adjustment                  --             --             --             --
                                                ------------   ------------   ------------   ------------
Balance, December 31, 2006                        20,619,223   $     20,619   $  7,192,600   $  2,150,138
                                                ------------   ------------   ------------   ------------

 Common stock issued for consulting service           60,000             60        131,340             --
 Common Stock and warrants issued at $2.70         9,387,985          9,388     20,532,623             --
 Common Stock issued from warrants conversion         74,679             75        524,971             --
 Net Income                                               --             --             --             --
 Adjustment to statutory reserve                          --             --             --        735,141
 Capital contribution receivable                          --             --             --             --
 Foreign currency translation adjustment                  --             --             --             --
                                                ------------   ------------   ------------   ------------
Balance, December 31, 2007                        30,141,887   $     30,142   $ 28,381,534   $  2,885,279
                                                ------------   ------------   ------------   ------------

 Common Stock issued from warrants conversion          1,870              2          9,966             --
 Net Income                                               --             --             --             --
 Foreign currency translation adjustment                  --             --             --             --
                                                ------------   ------------   ------------   ------------
Balance, March 31, 2008                           30,143,757         30,144     28,391,500      2,885,279
                                                ------------   ------------   ------------   ------------

                                  (Continued)


                                                                                 Accumulated
                                                                  Capital           other
                                                 Retained       contribution    comprehensive
                                                 earnings        receivable        income         Totals
                                                ------------    ------------    ------------   ------------
Balance, December 31, 2004                      $  2,252,373    $         --    $         --   $  8,238,709

 Net Income                                        4,737,598              --              --      4,737,598
 Adjustment to statutory reserve                    (710,640)             --              --             --
 Foreign currency translation adjustment                  --              --         242,783        242,783
                                                ------------    ------------    ------------   ------------
Balance, December 31, 2005                      $  6,279,331    $         --    $    242,783   $ 13,219,090
                                                ------------    ------------    ------------   ------------

 Common stock issued for cash at $3.25                    --              --              --      1,750,421
 Net Income                                        9,050,810              --              --      9,050,810
 Adjustment to statutory reserve                    (915,960)             --              --             --
 Capital contribution receivable                          --      (5,462,798)             --     (5,462,798)
 Foreign currency translation adjustment                  --              --         655,435        655,435
                                                ------------    ------------    ------------   ------------
Balance, December 31, 2006                      $ 14,414,181    $ (5,462,798)   $    898,218   $ 19,212,958
                                                ------------    ------------    ------------   ------------

 Common stock issued for consulting service               --              --              --        131,400
 Common Stock and warrants issued at $2.70                --              --              --     20,542,011
 Common Stock issued from warrants conversion             --              --              --        525,046
 Net Income                                       16,686,116              --              --     16,686,116
 Adjustment to statutory reserve                    (735,141)             --              --             --
 Capital contribution receivable                          --       5,462,798              --      5,462,798
 Foreign currency translation adjustment                  --              --       4,098,027      4,098,027
                                                ------------    ------------    ------------   ------------
Balance, December 31, 2007                      $ 30,365,156    $         --    $  4,996,245   $ 66,658,356
                                                ------------    ------------    ------------   ------------

 Common Stock issued from warrants conversion             --              --              --          9,968
 Net Income                                           47,685              --              --         47,685
 Foreign currency translation adjustment                  --              --       3,047,864      3,047,864
                                                ------------    ------------    ------------   ------------
Balance, March 31, 2008                           30,412,841              --       8,044,109     69,763,873
                                                ------------    ------------    ------------   ------------